Exhibit 99.5

Consent of Director Nominee

In accordance with Rule 438 under the Securities Act of 1933, as amended, each of the undersigned hereby consents to being named as a person who will become a director of Bay Banks of Virginia, Inc. (“Bay Banks”) as of the Effective Date (as such term is defined in the Agreement and Plan of Merger, dated as of November 2, 2016) in the joint proxy statement/prospectus, which forms a part of the Registration Statement on Form S-4 of Bay Banks, and any amendment or supplement thereto (the “Registration Statement”), and to the filing of this consent as an exhibit to the Registration Statement.

Signature	Date

/s/ Lawrence N. Ashworth	January 18, 2017
Lawrence N. Ashworth

/s/ James B. McNeer	January 18, 2017
James B. McNeer

/s/ C. Frank Scott, III	January 18, 2017
C. Frank Scott, III

/s/ Larry C. Tucker	January 18, 2017
Larry C. Tucker

/s/ James P. VanLandingham	January 18, 2017
James P. VanLandingham